Exhibit 99.1

Enphase Energy Reports First Quarter 2013 Financial Results
PETALUMA, Calif., May 7, 2013—Enphase Energy, Inc. (NASDAQ: ENPH) announced today financial results for the first quarter ended March 31, 2013.
First Quarter 2013 Highlights

•	Revenue of $45.6 million

•	Non-GAAP gross margin of 27%, up 510 basis points year-over-year

•	Non-GAAP operating expenses flat sequentially at $20.4 million
Enphase Energy reported total revenue for the first quarter of $45.6 million. This is an increase of 7 percent compared to revenue of $42.6 million for the first quarter of 2012, which included approximately $9 million of revenue associated with shipments related to the expiring 1603 grant program. Excluding these 1603 related units, revenue increased 36 percent year-over-year. Units sold in the first quarter of 2013 totaled 315,000.
GAAP gross margin for the first quarter of 2013 was 26.8 percent and non-GAAP gross margin was 27 percent, an increase of 510 basis points when compared to 21.9 percent in the first quarter of 2012.
GAAP operating expenses for the first quarter were $21.9 million and non-GAAP operating expenses were $20.4 million, which is flat compared to the fourth quarter of 2012.
First quarter of 2013 GAAP net loss was $10.4 million, or a loss of $0.25 per share. On a non-GAAP basis, the net loss was $8.7 million, or a loss of $0.21 per share.
The Company exited the quarter with a total cash balance of $36.4 million.
“We are pleased with our first quarter results, and are off to a strong start for 2013. During a seasonally softer portion of the year, revenue came in at the high end of our guidance and continues to demonstrate healthy top line growth on a year-over-year basis,” commented Paul Nahi, CEO of Enphase. “Additionally, we improved our gross margins year-over-year, while maintaining tight control on our operating expenses, keeping them flat on a sequential basis.”
Mr. Nahi added, “We continue to make progress with execution on our key initiatives which include improving operating performance, expanding gross margin, broadening our market opportunity, developing new products and services and charting a path to profitability and sustainable positive cash flows. We remain excited about the solar industry and believe its long term global prospects continue to be tremendous and represent a great opportunity for growth and profitability for those companies with vision and a unique value proposition.”
Business Highlights

•	Renewal of inverter solution agreement with Vivint Solar to be their inverter supplier for 2013.

•	New European leadership established with the appointment of a single Managing Director for Enphase Europe, Middle East and Africa (EMEA) to oversee the execution and future expansion of the business.

•	Product availability announced in Switzerland and Greece through existing distribution partnerships, bringing the number of countries served in the European region to eight.

•	First installation featuring Enphase Microinverters and Phono Solar AC Modules by San Diego Solar Install following the Enphase and Phono Solar partnership announcement in the fall of 2012.

•	Announced 2013 philanthropic partnership with non-profit GRID Alternatives, a collaboration bringing over $14 million in expected lifetime energy savings to low-income families since 2010.

Business Outlook
“Looking forward we expect a strong sequential increase in our top line, with revenues for the second quarter of 2013 to be within a range of $56 million to $60 million, and for gross margin to be within a range of 26 percent to 28 percent,” said Kris Sennesael, CFO of Enphase. “We also expect non-GAAP operating expenses for the second quarter of 2013 to be roughly flat compared to the first quarter of 2013.”
Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter results and second quarter 2013 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 50273387. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant passcode 50273387 beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy's financial performance, market demands for its microinverters, advantages of its technology, market trends and future financial performance. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. Enphase Energy's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the future demands for solar energy solutions; the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications; the Company's ability to achieve broad market acceptance of its microinverter systems and to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; the success of competing solar solutions that are or become available; the Company's ability to effectively manage the growth of its organization and expansion into new markets and to maintain or achieve anticipated product quality, product performance and cost metrics; competition and other factors that may cause potential future price reductions for its products; the Company's ability to optimally match production with demand and dependence on a limited number of outside contract manufacturers and lack of supply contracts with these manufacturers; general economic conditions in domestic and international markets and other risks included under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Enphase Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which will be filed with the SEC in the second quarter of 2013. All information set forth in this press release and its attachments is as of May 7, 2013. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.

About Enphase Energy, Inc.
Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts energy at the individual module level and brings a system-based, high technology approach to solar energy generation. www.enphase.com
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Contacts
Media Relations
Christine Bennett, Enphase Energy
Global Corporate Communications Manager
pr@enphaseenergy.com
+1-707-763-4784

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net revenues	$45,577	$42,600
Cost of revenues	33,376	33,293
Gross profit	12,201	9,307
Operating expenses:
Research and development	9,026	7,842
Sales and marketing	6,850	5,049
General and administrative	6,036	5,696
Total operating expenses	21,912	18,587
Loss from operations	(9,711)	(9,280)
Other income (expense), net:
Interest expense	(464)	(1,479)
Other income (expense)	(49)	640
Total other expense, net	(513)	(839)
Loss before income taxes	(10,224)	(10,119)
Provision for income taxes	(182)	(65)
Net loss attributable to common stockholders	$(10,406)	$(10,184)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(5.97)
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	41,149	1,706

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$36,434	$45,294
Accounts receivable, net	24,908	27,743
Inventory	22,309	19,843
Prepaid expenses and other	2,492	2,118
Total current assets	86,143	94,998
Property and equipment, net	25,281	25,541
Other assets	1,641	1,752
Total assets	$113,065	$122,291
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,057	$11,272
Accrued liabilities	18,521	19,266
Deferred revenues	1,068	933
Current portion of term loans	2,440	2,384
Total current liabilities	31,086	33,855
Long-term liabilities:
Deferred revenues	8,378	7,537
Warranty obligations	17,094	15,260
Other liabilities	352	307
Term loans	8,046	8,677
Total liabilities	64,956	65,636
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	185,667	183,629
Accumulated deficit	(137,432)	(127,026)
Accumulated other comprehensive income (loss)	(126)	52
Total stockholders’ equity	48,109	56,655
Total liabilities and stockholders’ equity	$113,065	$122,291

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(10,406)	$(10,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,660	1,085
Non-cash interest expense	108	937
Stock-based compensation	1,435	706
Change in fair value of convertible preferred stock warrants	—	(623)
Changes in operating assets and liabilities:
Accounts receivable	2,835	4,324
Inventory	(2,466)	(14,433)
Prepaid expenses and other assets	(355)	(913)
Accounts payable, accrued and other liabilities	(759)	11,222
Deferred revenues	976	(6,192)
Net cash used in operating activities	(6,972)	(14,071)
Cash flows from investing activities:
Purchases of property and equipment	(1,682)	(4,605)
Net cash used in investing activities	(1,682)	(4,605)
Cash flows from financing activities:
Proceeds from term loans and debt	—	2,600
Repayments of term loans	(591)	(3,287)
Principal payments under capital leases	(40)	(31)
Proceeds from the exercise of stock options	603	24
Payment of offering costs	—	(279)
Net cash used in financing activities	(28)	(973)
Effect of exchange rate changes on cash	(178)	28
Net decrease in cash and cash equivalents	(8,860)	(19,621)
Cash and cash equivalents—Beginning of period	45,294	51,524
Cash and cash equivalents—End of period	$36,434	$31,903

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Reconciliation of Gross Profit and Gross Margin on a GAAP Basis to Gross Profit and Gross Margin on a Non-GAAP Basis:
Gross profit on a GAAP basis	$12,201	$9,307
Stock-based compensation	108	20
Gross profit on a non-GAAP basis	$12,309	$9,327
Gross margin on a GAAP basis	26.8%	21.8%
Gross margin on a non-GAAP basis	27.0%	21.9%
Reconciliation of Operating Expenses on a GAAP Basis to Operating Expenses on a Non-GAAP Basis:
Operating expenses on a GAAP basis	$21,912	$18,587
Stock-based compensation(1)	(1,327)	(686)
Severance costs	(156)	—
Operating expenses on a non-GAAP basis	$20,429	$17,901
(1) Includes stock-based compensation as follows:
Research and development	$478	$273
Sales and marketing	378	195
General and administrative	471	218
Total	$1,327	$686
Reconciliation of Loss from Operations on a GAAP Basis to Loss from Operations on a Non-GAAP Basis:
Loss from operations on a GAAP basis	$(9,711)	$(9,280)
Stock-based compensation	1,435	706
Severance costs	156	—
Loss from operations on a non-GAAP basis	$(8,120)	$(8,574)
Reconciliation of Net Loss on a GAAP Basis to Net Loss on a Non-GAAP Basis:
Net loss on a GAAP basis	$(10,406)	$(10,184)
Stock-based compensation	1,435	706
Severance costs	156	—
Non-cash interest expense	108	937
(Gains) losses from convertible preferred stock warrant liability revaluation	—	(623)
Net loss on a non-GAAP basis	$(8,707)	$(9,164)
Reconciliation of Basic and Diluted Net Loss per Share on a GAAP Basis to Basic and Diluted Net Loss per Share on a Non-GAAP Basis:
Basic and diluted net loss per share on a GAAP basis	$(0.25)	$(5.97)
Stock-based compensation	0.04	0.41
Severance costs	—	—
Non-cash interest expense	—	0.55
(Gains) losses from convertible preferred stock warrant liability revaluation	—	(0.37)
Basic and diluted net loss per share on a non-GAAP basis	$(0.21)	$(5.37)

ENPHASE ENERGY, INC.
SUPPLEMENTAL OPERATING DATA
(Unaudited)

	Quarterly Period
	1Q13	4Q12	3Q12	2Q12	1Q12
Net revenues (in thousands)	$45,577	$57,568	$60,813	$55,697	$42,600
Gross profit (in thousands)	12,201	16,056	16,324	13,601	9,307
Gross margin	26.8%	27.9%	26.8%	24.4%	21.8%
Microinverter units shipped (in thousands)	315	384	431	403	292
Megawatts shipped(1)	67.7	82.6	92.4	86.0	62.5
(1) Represents the productive capacity of microinverters shipped.